Exhibit 10.53

CONFIDENTIAL

Empire Asset Management Company
2 Rector Street, 15th Floor
New York, NY 10006

May 12, 2008

Neonode, Inc.
Biblioteksgatan 11, 1st floor.
SE-111 46 Stockholm, Sweden

Attention:	Mr. Mikael Hagman,
Chief Executive Officer

Mr. Hagman:

Reference is made to that certain letter agreement dated February 19, 2008 (the “Engagement Letter”) between Empire Asset Management Company ("Empire") and Neonode, Inc., a Delaware corporation (“Neonode” or the “Company”) pursuant to which the Company engaged Empire to act as its financial advisor and exclusive placement agent during the Term. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Engagement Letter.

This letter agreement shall serve to confirm the Company’s request and Empire’s acceptance to act as the Company’s financial advisor with respect to a transaction pursuant to which the Company shall offer (the “Warrant Offering”), for a period expiring May 15, 2008, subject to extension as may be agreed by the Company and Empire (the “Warrant Offering Term”), to holders (the “Warrantholders”) of an aggregate of 5,614,453 warrants issued by the Company (the “Exercise Warrants”), each exercisable to purchase one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at current exercise prices ranging from $2.83 to $16.65 per share (i) to reduce the exercise price per Exercise Warrant to the closing sale price per share of the Common Stock on May 14, 2008 plus $0.01, for those Warrantholders agreeing to exercise the Exercise Warrants for cash only (the “Exercise Warrantholders”) or (ii) to facilitate the transfer of Exercise Warrants by Warrantholders who do not wish to exercise all of such Exercise Warrants to third parties located by the Placement Agent (the “Transferee Warrantholders”), with such Transferee Warrantholders simultaneously exercising such Warrants for cash at the reduced exercise price. The specific terms of the Warrant Offering will be described in certain transaction documents and disclosure materials (collectively and as may be amended and supplemented, the “Disclosure Materials”) that the Company and Empire will negotiate in good faith prior to the commencement of the Warrant Offering.

The Warrant Offering (also referred to herein as the “Private Placement”) will be made in accordance with an exemption from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Act”) provided by Regulation D under the Act (“Regulation D”) and the qualification and registration requirements of applicable state and foreign securities or blue sky laws and regulations. Investors in the Private Placement will be persons who qualify as “accredited investors” under Regulation D.

1. Engagement. Neonode hereby engages Empire during the Warrant Offering Term (as hereinafter defined) as its exclusive financial advisor with respect to the Private Placement. In such capacity, Empire will provide the Company with financial advice and assistance in connection with the Private Placement, which may include assisting the Company in planning the Private Placement, reviewing with the Company and its counsel all preliminary and final Disclosure Materials and subscription documents, and working with the Company in identifying potential Transferee Holders and using Empire’s reasonable efforts to assist in locating such Transferee Holders. Empire reserves the right to retain other properly licensed and registered broker-dealers to act as sub-agents on Empire’s behalf and to retain foreign representatives to act on Empire’s behalf for offers to non-United States persons (as defined for purposes of the Act). All documents to be used in the Private Placement, including, without limitation, the Disclosure Materials, will be reviewed by, and subject to the approval of, Empire and its counsel prior to their use in making offers or sales pursuant to the Warrant Offering. The Company will be responsible for updating, amending and supplementing the Disclosure Materials prior to the closing of the Private Placement as required by applicable laws. The Company represents and agrees that it will not during the Term, directly or indirectly, take any action to offer any of the securities for sale to, or solicit any offers to buy from, any person or persons otherwise than through Empire as its exclusive placement agent in connection with the Private Placement. In order to coordinate the efforts of Empire and the Company to most efficiently execute the Private Placement, the Company will promptly inform Empire of any inquiries received by the Company (or its directors, officers, employees, agents or shareholders) from a third party in respect of the Private Placement and will not initiate any discussions in respect of the Private Placement with such third party without first consulting with Empire. Neonode will furnish to Empire all documents and information regarding Neonode and its business, operations, financial matters and shareholders that Empire may reasonably request in connection with it services hereunder. Empire shall have no authority to bind Neonode to any specific terms of a Private Placement or other obligation and Neonode shall have the right to reject any proposed terms for a Private Placement or refuse to consummate the Private Placement without incurring any obligation to Empire except as provided in this agreement.

2. Success Fee. The Company agrees to pay Empire as compensation for its services under this engagement, the following fees in connection with the Private Placement

(a) a cash fee equal to 10% of the gross proceeds received at any closing of the Private Placement through the exercise of Exercise Warrants by Exercise Warrantholders and Transferee Warrantholders; and

(b) 5 year warrants to purchase a number of shares of common stock equal to 10% of the gross number of shares (i) that are issued upon exercise of the Exercise Warrants at an exercise price equal to the reduced exercise price of said warrants and (ii) that are issuable upon exercise of any new warrants that are issued to Exercise Warrantholders and Transferee Warrantholders at an exercise price equal to the exercise price of the new warrants The foregoing warrants shall contain the same provisions (including, without limitation, anti-dilution protections and registration rights) that are applicable to the Exercise Warrants and new warrants, as the case may be. The foregoing warrants shall be issued to Empire and/or its designees.

Unless otherwise specified in this Agreement, compensation which is payable to Empire pursuant to this Agreement shall be paid by the Company to Empire upon the closing of the Private Placement.

3. Intentionally Omitted.

   4. Expenses. Neonode shall bear all of its expenses in connection with the Private Placement. In addition, if the Private Placement is consummated, Empire will be entitled to withhold at the initial closing from the amount otherwise due to the Company a non-accountable expense allowance equal to Thirty Five Thousand Dollars ($35,000). Lastly, upon the reasonable determination by Empire that a FINRA Rule 2710 filing is required in connection with the registration statement relating to the resale of the securities sold in the Private Placement, the Company will pay all filing fees, costs and reasonable legal fees in connection with such filing to be prepared by the Empire’s counsel. If the Private Placement is not consummated for any reason, Empire will be entitled, upon presentation of a written accounting therefor in reasonable detail, to prompt reimbursement of its actual, out-of-pocket expenses related to the Private Placement, including but not limited to fees and expenses of our legal counsel, travel expenses, and due diligence related expenditures. The provisions of this paragraph shall survive the closing and any termination of the Private Placement.

CONFIDENTIAL
5. Term. The term of this agreement (“Term”) shall commence on the date hereof and shall until expiration or termination of the Warrant Offering Term. In addition, upon consummation of the Warrant Offering, the term of the Engagement Letter shall automatically be extended for a one year period commencing upon the closing of the Warrant Offering. The foregoing proviso and the provisions of paragraphs 4, 7 and 8 and Exhibit A to this agreement shall survive any termination of this agreement.

6. Further Representations and Covenants of Neonode.

(a) The Company represents and agrees that (i) it has the corporate power and authority to enter into and perform this agreement and all corporate action necessary for the authorization, execution, delivery and performance of this Agreement has been taken, (ii) this agreement constitutes a legal, valid and binding obligation of Neonode enforceable in accordance with its terms, (iii) the execution and performance of this Agreement by the Company and the offer and sale of the securities in the Private Placement will not violate any provision of the Company’s charter or bylaws or any agreement or other instrument to which the Company is a party or by which it is bound and (iv) any necessary approvals, governmental and private, will be obtained by the Company before the closing of the Private Placement.

(b)  The Company represents and warrants that the Disclosure Materials will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they made not misleading. The Company will advise Empire immediately of the occurrence of any event or any other change known to the Company which results in the Disclosure Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstance under which they were made, not misleading.

(c) The Company acknowledges and agrees that Empire’s obligations to commence the Private Placement may be subject to execution of a Placement Agency Agreement on customary terms and incorporating the principal terms hereof. In the absence of such Placement Agency Agreement, the Company agrees that Empire may rely upon, and will be named as a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in any subscription agreement or similar agreement that the Company executes with investors in the Private Placement. The Company will, at the closing of the Private Placement, furnish Empire with a favorable opinion of its outside counsel in form and substance reasonably acceptable to Empire and its legal counsel. In addition, at the closing of the Private Placement, the Company will provide Empire with the same certificates of the officers of the Company as are furnished to the investors and such other certification, opinions and documents as Empire or its counsel may deem appropriate, in form and substance satisfactory to Empire and its counsel.

(d) The Company agrees to provide Empire with due diligence materials as we request or copies of due diligence materials which are provided to investors in the Private Placement.

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(e) The Company will file appropriate notices on Form D with the SEC, as well as all filings required to be made with respect to state and foreign securities or blue sky laws and regulations.

(f) The Company will not, for a period of six months following the final closing date of the Private Placement, offer for sale or sell any securities unless, in the opinion of the Company’s counsel, concurred in by Empire’s counsel, such offer or sale does not jeopardize the availability of the exemptions from the registration and qualification requirements of the Act and state and foreign securities or blue sky laws and regulations with respect to the Private Placement, and the Company has not engaged in any such offering during the six months prior to the date of this Agreement.

(g) In the event the Warrant Offering is consummated, and for so long as Empire elects, the Company agrees that it shall take, and shall cause its Board of Directors to take, all action within its powers to nominate two (2) representatives designated by Empire and/or significant Transferee Warrantholders (the “Director Designees”) as members of the Board of Directors, who shall be named at or promptly following the closing of the Warrant Offering. In the event that any Director Designee is unable to serve, or once having commenced to serve, is removed or withdraws from the Board of Directors (a “Withdrawing Director”), the Company agrees that it shall take, and shall cause its Board of Directors to take, all action within its powers to nominate or elect an individual designated by Empire and/or the Transferee Warrantholders as such Withdrawing Director’s replacement. In addition to the foregoing board designee rights, Empire shall have the right to send Robert Giannini (“Giannini”) to observe each meeting of the Board of Directors for a period of eighteen (18) months. The Company agrees to give Giannini notice of each such meeting (or copies of any consents in lieu of meetings) and to provide Giannini with an agenda and minutes of the meeting no later than it gives such notice and provides such items to the directors. In addition, as a board observer, Giannini shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings including, but not limited to, food, lodging and transportation.

(h) In the event the Warrant Offering is consummated, the Company and Empire will enter into a financial advisory agreement for a term of eighteen (18) months pursuant to which the Company will agree to pay Empire a monthly fee of $5,000 per month in consideration of the provision of regular and customary financial advisory services as are reasonably requested by the Company, provided that Empire shall not be required to undertake duties not reasonably within the scope of the financial advisory services in which it is generally engaged.

(i) Provided that such person(s) are bound by appropriate non disclosure agreements, the Company shall cause its management to be available for weekly telephone calls with Empire and/or significant Transferee Warrantholders to discuss current financial and business updates and the Company shall make financial information, product updates and any other substantive information available to such persons upon request.

7. Indemnification. Neonode agrees to indemnify and hold harmless Empire in accordance with the agreement set forth on Exhibit A attached hereto, the term of which are specifically incorporated herein by reference.

8. Miscellaneous.

(a) Governing Law; Jurisdiction. This agreement shall be governed by and construed under the laws of the State of New York, without giving effect to principles of conflict of laws. The parties agree that any dispute, claim or controversy directly or indirectly relating to or arising out of this Agreement, the termination or validity hereof, any alleged breach of this Agreement or the engagement contemplated hereby (any of the foregoing, a “Claim”) shall be submitted to JAMS, or its successor, in New York, for final and binding arbitration in front of a panel of three arbitrators with JAMS in New York, New York under the JAMS Comprehensive Arbitration Rules and Procedures (with each of Empire and the Company choosing one arbitrator, and the chosen arbitrators choosing the third arbitrator).  The arbitrators shall, in their award, allocate all of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail. The award in the arbitration shall be final and binding. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec.1-16, and the judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  The Company and Empire agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the State and County of New York in connection with any action brought to enforce an award in arbitration.

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(b) Notices. Whenever notice is required to be given pursuant to this agreement, such notice shall be in writing and shall either be mailed by certified first class mail, postage prepaid, delivered personally, or sent by recognized overnight courier, addressed to the parties at the respective addresses set forth above. Notice shall be deemed given, if sent by mail, on the third day after deposit in a United States post office receptacle, or if delivered personally or by courier, upon receipt. Any party may change such address by like notice.

(c) Entire Agreement; Binding Effect. This agreement, together with the Engagement Letter (which continues in full force and effect in accordance with its terms except to the extent specifically amended herein), constitutes the entire agreement between Neonode and Empire with respect to the subject matter hereof and supersedes and cancels any other agreements, oral or written, with respect thereto. This agreement may not be assigned by either party without the prior written consent of the other party. This agreement shall be binding on the parties and their respective successors and permitted assigns.

(d) No Commitment. The execution of this Agreement does not constitute a commitment by Empire or the Company to consummate any transaction contemplated hereunder and does not ensure the successful placement of securities of the Company or the success of Empire with respect to securing any financing on behalf of the Company. No promises or representations have been made except as expressly set forth in this agreement and the parties have not relied on any promises or representations except as expressly set forth in this agreement.

(e) Other Services. In the event that other services are required and/or transactions which are the result of Empire’s efforts that are not as contemplated herein, the parties hereto shall negotiate in good faith to determine a mutually acceptable level of compensation in such an eventuality.

(f) Severability. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, then such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. No material provision of this agreement shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach shall be in writing and signed by the party to be charged with such waiver or consent.

(g) Independent Contractor. In carrying out its responsibilities under this letter, the parties agree that Empire shall be an independent contractor with complete supervision and control over its own activities, and shall have no right or authority to assume or create any obligation on behalf of the Company and Empire’s engagement by the Company shall not create any partnership, joint venture or similar business relationship between the Company and Empire. Empire shall have no restrictions on its ability to provide services to companies other than the Company, except as stated herein. Empire shall be under no obligation hereunder to make an independent appraisal of assets or investigation or inquiry as to any information regarding, or any representations of, the Company and shall have no liability hereunder in regard thereto.

CONFIDENTIAL

(h) Advice Given; Public Announcements. The Company agrees that all advice given by Empire n connection with its engagement hereunder is for the benefit and use of the Company in considering the Private Placement to which such advice relates, and the Company agrees that no such advice shall be used for any other purpose or be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Empire be made by or on behalf of the Company, in each case without Empire’s prior written consent, which consent shall not be unreasonably withheld.

(i) Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

   Please confirm your agreement to the foregoing below whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

EMPIRE ASSET MANAGEMENT COMPANY

By:	/s/ Gregg Zeoli
Gregg Zeoli
President & CEO

Confirmed and agreed to:

NEONODE, INC.

By:	/s/ Mikael Hagman
Mikael Hagman
Chief Executive Officer

CONFIDENTIAL

EXHIBIT A

May 12, 2008

Empire Asset Management Company
2 Rector Street, 15th Floor
New York, NY 10006

Gentlemen:

In connection with our engagement of Empire Asset Management Company ("Empire") as our financial advisor, we hereby agree to indemnify and hold harmless Empire and its affiliates, and the respective controlling persons, directors, officers, shareholders, agents (including sub-agents) and employees of any of the foregoing (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings, damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), (collectively a "Claim"), which are related to or arise out of (i) any actions taken or omitted to be taken by us, (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with Empire's engagement or services on our behalf, or (iii) any material misstatement or alleged misstatement, or omission or alleged omission to state a material fact required to be stated or necessary to make the statements made in light of the circumstances not misleading, in any materials disseminated or filed by us or by another party to a Private Placement ((i), (ii) and (iii) are collectively referred to as the “Matters”), and we shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. We will not, however, be responsible to any Indemnified Person for any Claim which is finally judicially determined to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

We also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us or our security holders or creditors related to, arising out of, or in connection with, any Matters, the engagement of Empire pursuant to, or the performance by Empire of the services contemplated by, our engagement letter, except to the extent any loss, claim, damage or liability if found in a final judgment by a court of competent jurisdiction to have resulted from Empire’s gross negligence or willful misconduct.

We further agree that we will not, without the prior written consent of Empire, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify us in writing of such complaint or of such assertion or institution but failure to so notify us shall not relieve us from any obligation we may have hereunder, unless and only to the extent such failure results in the forfeiture by us of substantial rights and defenses. If we so elect or are requested by such Indemnified Person, we will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably concludes and provides written correspondence to us, that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and us, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to us, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and we shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if we fail timely or diligently to defend, contest, or otherwise protect against any Claim, the Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims or counterclaims or otherwise protect against the same, and shall be fully indemnified by us therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In any Claim in which we assume the defense, the Indemnified Person shall have the right to participate in such Claim and to retain its own counsel at its own expense.

We agree that if any indemnity sought by an Indemnified Person hereunder is unavailable for any reason then (whether or not Empire is the Indemnified Person), we and Empire shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and Empire on the other, in connection with Empire 's engagement referred to above, subject to the limitation that in no event shall the amount of Empire 's contribution to such Claim exceed the amount of fees actually received by Empire from us pursuant to Empire 's engagement. We hereby agree that the relative benefits to us, on the one hand, and Empire on the other, with respect to Empire 's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by us pursuant to the Private Placement for which Empire is engaged to render services bears to (b) the fee paid or proposed to be paid to Empire in connection with such engagement.

Our indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity.

The provisions of this Agreement shall remain in full force and effect following the completion or termination of Empire's engagement.

Very truly yours,

NEONODE, INC.

By:
Mikael Hagman
Chief Executive Officer

EMPIRE ASSET MANAGEMENT COMPANY.

By:
Gregg Zeoli
President & CEO